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Exhibit 99 - PRESS RELEASE

Contact: Guy Matta, CFO                              108 Wheel Road
Kiddie Academy International, Inc.                   Bel Air, Maryland
Phone 410 515 0788                                   21015

For Immediate Release

Press Release

Shareholder and Director Changes Announced

Baltimore, MD, June 2, 1997: Kiddie Academy International, Inc. (the Company) announced today that George L. Miller, Pauline J. Miller and Michael J. Miller, the founding family and principal stockholders of the Company, have assumed control of the Company as a result of acquiring sufficient additional shares of the Company's common stock to give them a majority. By written consent without a meeting executed and delivered to the Company on Friday, May 30, 1997, the Millers have increased the size of the Board of Directors, adding three new Directors, and have replaced two of the existing Directors of the Company. A third existing Director resigned today.

In addition, on Saturday, May 31, 1997, the newly seated Board of Directors placed Angelo D. Bizzarro, the Company's Chief Executive Officer, on administrative leave. Michael J. Miller, president of the Company, has temporarily assumed the duties of the Chief Executive Officer in Mr. Bizzarro's absence, in accordance with the Company's Bylaws. New management is addressing the serious liquidity problems currently facing the Company.

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